Exhibit 99.2

Condensed Consolidated Financial Statements

OXFORD RESOURCES GP, LLC

For the Three and Nine Months Ended
September 30, 2014 and 2013

TABLE OF CONTENTS

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Oxford Resources GP, LLC and Subsidiaries

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except for unit data)

	As of September 30, 2014	As of December 31, 2013
ASSETS
CURRENT ASSETS:
Cash	$7,478	$3,153
Accounts receivable	24,971	25,850
Inventory	15,596	13,840
Advance royalties	2,940	2,604
Prepaid expenses and other assets	1,444	2,497
Total current assets	52,429	47,944

PROPERTY, PLANT AND EQUIPMENT, NET	125,150	144,426
ADVANCE ROYALTIES, LESS CURRENT PORTION	6,971	8,800
INTANGIBLE ASSETS, NET	1,017	1,188
OTHER LONG-TERM ASSETS	18,269	22,948
Total assets	$203,836	$225,306

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$20,597	$23,308
Current portion of long-term debt	73,527	7,901
Current portion of reclamation and mine closure obligations	7,949	5,996
Accrued taxes other than income taxes	1,041	1,293
Accrued payroll and related expenses	4,247	4,969
Other liabilities	2,989	3,457
Total current liabilities	110,350	46,924

LONG-TERM DEBT	75,356	155,266
RECLAMATION AND MINE CLOSURE OBLIGATIONS	25,792	25,658
WARRANTS	3,029	4,677
OTHER LONG-TERM LIABILITIES	3,737	3,753
Total liabilities	218,264	236,278

MEMBERS’ DEFICIT:
Oxford Resources GP, LLC - 1,338.512 units outstanding	(2,769)	(2,481)
Noncontrolling interests	(11,659)	(8,491)
Total members’ deficit	(14,428)	(10,972)
Total liabilities and members’ deficit	$203,836	$225,306

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Coal sales	$73,112	$84,742	$229,468	$255,226
Other revenue	21,395	2,844	25,044	9,211
Total revenues	94,507	87,586	254,512	264,437
COSTS AND EXPENSES:
Cost of coal sales:
Produced coal	64,601	68,237	196,333	202,250
Purchased coal	300	5,881	1,587	17,774
Total cost of coal sales (excluding depreciation, depletion and amortization)	64,901	74,118	197,920	220,024
Cost of other revenue	542	455	1,313	1,228
Depreciation, depletion and amortization	9,236	12,017	30,532	37,760
Selling, general and administrative expenses	3,808	3,045	10,743	12,986
Restructuring expenses	—	150	75	1,012
Gain on disposal of assets, net	—	(1,107)	(559)	(6,594)
Total costs and expenses	78,487	88,678	240,024	266,416
INCOME (LOSS) FROM OPERATIONS	16,020	(1,092)	14,488	(1,979)
INTEREST AND OTHER INCOME (EXPENSES):
Interest income	1	1	4	3
Interest expense	(7,040)	(6,819)	(20,937)	(14,158)
Change in fair value of warrants	153	2,760	1,648	575
Total interest and other income (expenses)	(6,886)	(4,058)	(19,285)	(13,580)
NET INCOME (LOSS)	9,134	(5,150)	(4,797)	(15,559)
Net (income) loss attributable to noncontrolling interests	(9,166)	5,017	4,500	15,203
Net loss attributable to Oxford Resources GP, LLC unitholders	$(32)	$(133)	$(297)	$(356)

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
(UNAUDITED)
(in thousands, except for unit data)

	Members						Non-controlling Interests	Total Members' (Deficit) Capital
	Class A		Class B		Total
	Units	Deficit	Units	Deficit	Units	Deficit

Balance at December 31,	1,329.088	$(2,060)	9.425	$(16)	1,338.512	$(2,076)	$13,337	$11,261
Net loss	—	(354)	—	(2)	—	(356)	(15,203)	(15,559)
Issuance of units to LTIP participants	—	—	—	—	—	—	(66)	(66)
Equity-based compensation	—	9	—	—	—	9	1,090	1,099
Balance at September 30, 2013	1,329.088	$(2,405)	9.425	$(18)	1,338.512	$(2,423)	$(842)	$(3,265)

Balance at December 31,	1,329.088	$(2,463)	9.425	$(18)	1,338.512	$(2,481)	$(8,491)	$(10,972)
Net loss	—	(295)	—	(2)	—	(297)	(4,500)	(4,797)
Issuance of units to LTIP participants	—	—	—	—	—	—	(51)	(51)
Equity-based compensation	—	9	—	—	—	9	1,383	1,392
Balance at September 30, 2014	1,329.088	$(2,749)	9.425	$(20)	1,338.512	$(2,769)	$(11,659)	$(14,428)

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	For the Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,797)	$(15,559)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	30,532	37,760
Restructuring expenses	75	1,012
Change in fair value of warrants	(1,648)	(575)
Interest rate swap adjustment to market	—	(12)
Non-cash interest expense	5,808	2,250
Amortization and write-off of deferred financing expenses	3,010	3,040
Non-cash equity-based compensation expense	1,392	1,099
Non-cash changes in reclamation and mine closure expense	1,725	1,683
Amortization of below-market coal sales contracts	—	(60)
Gain on disposal of assets, net	(559)	(6,594)
Changes in assets and liabilities:
Accounts receivable	879	(8,697)
Inventory	(1,756)	489
Advance royalties	1,493	(1,265)
Restricted cash	1,109	1,429
Prepaid expenses and other assets	1,080	(276)
Accounts payable	(2,711)	(2,510)
Reclamation and mine closure obligations	(3,376)	(6,837)
Accrued taxes other than income taxes	(252)	(38)
Accrued payroll and related expenses	(722)	(57)
Other liabilities	(609)	(247)
Net cash from operating activities	30,673	6,035

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,513)	(12,641)
Purchase of coal reserves and land	(5)	(14)
Mine development costs	(1,896)	(2,612)
Proceeds from sale of assets	3,751	6,284
Insurance proceeds	—	3,035
Net cash from investing activities	(6,663)	(5,948)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	150,000
Payments on borrowings	(18,626)	(56,071)
Advances on line of credit	17,500	43,588
Payments on line of credit	(19,000)	(119,088)
Debt issuance costs	(341)	(9,517)
Collateral for reclamation bonds	782	(11,133)
Net cash from financing activities	(19,685)	(2,221)

NET CHANGE IN CASH	4,325	(2,134)
CASH, beginning of the year	3,153	4,047
CASH, end of the year	$7,478	$1,913
See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and therefore do not include all of the information and footnotes required by US GAAP for complete financial statements. In our opinion, the condensed consolidated financial statements reflect all adjustments necessary for a fair presentation of the results of operations and financial position for such periods. All such adjustments reflected in the condensed consolidated financial statements are considered to be of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year. Accordingly, these condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2013 (our “2013 Audited Financials”).
NOTE 1: ORGANIZATION AND PRESENTATION
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts and operations of Oxford Resources GP, LLC and its consolidated subsidiaries.
Significant Relationships Referenced in Notes to Condensed Consolidated Financial Statements

•	“We,” “us,” “our” or the “Company” means Oxford Resources GP, LLC, the parent company, and its consolidated subsidiaries.

•	“Oxford GP” means Oxford Resources GP, LLC, individually and not on a consolidated basis.

•	The “Partnership” means Oxford Resource Partners, LP and its consolidated subsidiaries.

•	“Oxford LP” means Oxford Resource Partners, LP, individually and not on a consolidated basis.

Organization
We are a low-cost producer of high-value thermal coal and the largest producer of surface-mined coal in Ohio. We market our coal primarily to large electric utilities with coal fired, base-load scrubbed power plants under long-term coal sales contracts. We focus on acquiring thermal coal reserves that we can efficiently mine with our large scale equipment. Our reserves and operations are strategically located to serve our primary market area of Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. These coal reserves are mined by subsidiaries of Oxford LP, which include Oxford Mining Company, LLC (“Oxford Mining”), Oxford Mining Company - Kentucky, LLC (“Oxford KY”) and Harrison Resources, LLC (“Harrison Resources”).
Oxford GP is a Delaware limited liability company, and controls and, therefore, consolidates the Partnership, including Oxford LP which is its direct subsidiary and is listed on the New York Stock Exchange under the ticker symbol “OXF.” Oxford LP consolidates its subsidiaries including Oxford Mining, Oxford KY, Harrison Resources, and Oxford Conesville, LLC.
The Company is managed and operated by the board of directors and executive officers of Oxford GP and all executives, officers and employees who provide services to the Company are employees of Oxford GP. Charles C. Ungurean, the President and Chief Executive Officer of Oxford GP and a member of Oxford GP’s board of directors (“Mr. C. Ungurean”), and Thomas T. Ungurean, a former officer of Oxford GP (“Mr. T. Ungurean”), are the co-owners C&T.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going Concern Considerations
The Partnership’s first lien credit facility, consisting of a $54.3 million term loan and $18.0 million revolver as of September 30, 2014, is scheduled to mature in September 2015. The Partnership’s second lien credit facility, consisting of a $76.1 million term loan, net of debt discount, as of September 30, 2014, is scheduled to mature in December 2015. In conjunction with the closing of the Westmoreland transactions discussed in Note 13, which are subject to approval by the public unitholders of Oxford LP, Westmoreland has received a commitment from certain lenders to refinance the Partnership’s current credit facilities. If for some reason the Westmoreland transactions do not close as expected, the Partnership will pursue extending its current credit facilities and/or a complete refinancing of its existing debt.
In the event the Partnership is unable to extend or refinance its existing credit facilities, the Partnership may not be able to meet its obligations as they become due without substantial disposition of assets outside of the ordinary course of business, issuance of equity, externally or internally forced revisions of its operations, or similar actions. The Company’s condensed consolidated financial statements have been prepared assuming that we will continue as a going concern; however, there can be no assurance that the Company will be able to do so. Such financial statements do not include any adjustments that might result from the outcome of this uncertainty. Due to its maturity date, all amounts outstanding under the Partnership’s first lien credit facility are classified as current liabilities in our condensed consolidated balance sheet as of September 30, 2014.
Liquidity Considerations
We have incurred net losses in the past few years resulting in an accumulated deficit of $14.4 million at September 30, 2014. We have managed our liquidity for the nine months ended September 30, 2014, with $30.7 million of cash flows provided from operations and $19.7 million of cash flows used in financing activities. As of September 30, 2014, our available liquidity was $14.2 million, which consisted of $7.5 million in cash on hand and $6.7 million of borrowing capacity under the Partnership’s credit facilities. Further, the Partnership has an option for an additional $10 million term loan if requested and approved by the issuing second lien lender.
Should we have difficulty meeting our forecasts, this could have an adverse effect on our liquidity position. Management expects to be able to achieve its currently forecasted results for the year ending December 31, 2014. However, there can be no assurance that our cash flows will be sufficient to allow us to continue as a going concern if we are unable to meet our forecasts.
Significant Accounting Policies
There were no changes to our significant accounting policies from those disclosed in the audited consolidated financial statements and notes thereto contained in our 2013 Audited Financials.
Accounting Pronouncements Effective in the Future
In April 2014, the FASB issued ASU 2014-8, Presentation of Financial Statements and Property, Plant and Equipment, which changes the presentation of discontinued operations on the statements of operations and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held for sale or is disposed of. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. The new guidance is effective for interim and annual periods beginning after December 15, 2014. We plan to adopt ASU 2014-8 effective January 1, 2015.
In May 2014, the FASB issued ASU 2014-9, Revenue From Contracts With Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled to receive in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The new guidance is effective for interim and annual periods beginning after December 15, 2016; early adoption is not permitted. We are currently assessing the impact that this standard will have on our consolidated financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under GAAP, financial statements are prepared based on the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The new guidance is effective for the interim and annual periods beginning after December 15, 2016; early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. We are currently assessing the impact the guidance will have upon adoption for the interim and annual periods beginning after December 15, 2016.

NOTE 3: RESTRUCTURING EXPENSES
In March 2012, the Partnership received a termination notice from a customer related to a 0.8 million tons per year coal supply contract fulfilled from its Illinois Basin operations. In response, we began the restructuring of our Illinois Basin operations by idling one Illinois Basin mine and the related preparation plant, closing our Illinois Basin lab, reducing operations at two other mines, terminating a significant number of employees and substituting purchased coal for mined and washed coal on certain sales contracts. Operations at the two remaining mines varied to best manage strip ratio impacts and other costs through early December 2013, at which time all production was discontinued. As of December 31, 2013, we had sold or redeployed to our Northern Appalachian operations almost all of the Illinois Basin equipment. The restructuring related to our Illinois Basin operations was completed by March 31, 2014. Additionally, we sold our Illinois Basin dock in April 2014. Finally, we are seeking to sell the remaining Illinois Basin equipment, consisting of a large-capacity shovel and several smaller pieces of equipment, and would consider offers to purchase the remaining Illinois Basin coal reserves and/or facilities. There are no assurances that we will be able to sell such assets.
As a result of the restructuring described above, we recorded asset impairment expenses of $12.8 million during 2012. These non-cash expenses related to coal reserves, mine development assets and certain mining equipment. No such expenses were recorded in the three and nine month periods ended September 30, 2014 and 2013, respectively.
With the restructuring related to our Illinois Basin operations having already been completed, no restructuring expenses were recorded in the third quarter of 2014 with respect to the Illinois Basin operations. In the third quarter of 2013, $0.2 million of restructuring expenses with respect to the Illinois Basin operations were recorded. Overall, restructuring expenses of $0.1 million and $1.0 million were incurred during the nine months ended September 30, 2014 and 2013, respectively. These expenses included termination costs for approximately 35 employees in 2013, professional and legal fees, and transportation costs associated with moving idled equipment to our Northern Appalachian operations. The liabilities related to the restructuring are included in “other liabilities” in our condensed consolidated balance sheet as of December 31, 2013. There are no restructuring liabilities remaining as of September 30, 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

Restructuring accrual activity, combined with a reconciliation to “restructuring expenses” as set forth in our condensed consolidated statements of operations, is summarized as follows:

	As of December 31, 2013	For the Nine Months Ended September 30, 2014		As of September 30, 2014
	Liability	Expense	Payments	Liability
Severance and other termination costs	$404	$(42)	$(362)	$—
Equipment relocation costs	252	117	(369)	—
Total cash restructuring expenses	$656	$75	$(731)	$—

The following table summarizes the total impairment and restructuring expenses incurred during the nine months ended September 30, 2014 and over the course of the entire restructuring:

	Expenses
	For the Nine Months Ended September 30, 2014	Incurred Through September 30, 2014	Total Expected Expenses
Cash:
Severance and other termination costs	$(42)	$1,846	$1,846
Professional and legal fees	—	1,021	1,021
Equipment relocation costs	117	1,161	1,161
Coal lease termination costs	—	23	23
Total cash expenses	75	4,051	4,051

Non-cash:
Coal lease termination costs	—	683	683
Asset impairment	—	12,753	12,753
Total non-cash expenses	—	13,436	13,436
Total impairment and restructuring expenses	$75	$17,487	$17,487

NOTE 4: INVENTORY
Inventory consisted of the following:

	As of September 30, 2014	As of December 31, 2013
Coal	$7,803	$5,957
Fuel	1,941	1,879
Spare parts and supplies	5,852	6,004
Total inventory	$15,596	$13,840

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

NOTE 5: PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net of accumulated depreciation, depletion and amortization, consisted of the following:

	As of September 30, 2014	As of December 31, 2013
Property, plant and equipment, gross:
Land	$2,161	$3,016
Coal reserves	49,579	49,574
Mine development costs	64,189	58,077
Buildings and tipple	1,824	1,957
Machinery and equipment	198,542	202,663
Vehicles	4,442	4,522
Furniture and fixtures	1,286	1,584
Railroad sidings	160	160
Total property, plant and equipment, gross	322,183	321,553
Less: accumulated depreciation, depletion and amortization	(197,033)	(177,127)
Total property, plant and equipment, net	$125,150	$144,426

The amounts of depreciation expense related to fixed assets, depletion expense related to coal reserves, amortization expense related to mine development costs and amortization expense related to intangible assets consisted of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Depreciation	$6,424	$7,791	$20,561	$23,315
Depletion	1,472	1,294	3,882	2,992
Mine development amortization	1,281	2,869	5,909	11,264
Intangible assets amortization	59	63	180	189
	$9,236	$12,017	$30,532	$37,760

NOTE 6: RECLAMATION AND MINE CLOSURE OBLIGATIONS
As of September 30, 2014, our liability for reclamation and mine closure obligations totaled $33.7 million, including amounts reported as current liabilities. While the precise amount of these future costs cannot be determined with certainty, we estimate that, as of September 30, 2014, the aggregate undiscounted cost of final reclamation and mine closure obligations is $41.5 million.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

Activities affecting the liability for reclamation and mine closure obligations on a discounted basis for the nine months ended September 30, 2014 and the year ended December 31, 2013 are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Beginning balance	$31,654	$29,013
Accretion expense	1,725	2,293
Adjustment resulting from additional mines	4,147	3,671
Annual recosting and other liability adjustments	39	5,333
Payments	(3,824)	(8,656)
Total reclamation and mine closure obligations	33,741	31,654
Less current portion	(7,949)	(5,996)
Noncurrent liability	$25,792	$25,658

NOTE 7: LONG-TERM DEBT
Long-term debt as of September 30, 2014 and December 31, 2013 consisted of the following:

	As of September 30, 2014	As of December 31, 2013
First lien debt:
Revolving line of credit	$18,000	$19,500
Term loan	54,271	69,321
Total first lien debt	72,271	88,821
Second lien debt:
Term loan	74,625	75,000
Payment-in-kind interest	5,753	2,318
Debt discount, net	(4,301)	(6,565)
Total second lien debt, net of debt discount	76,077	70,753
Notes payable	535	3,593
Total debt	148,883	163,167
Less current portion	(73,527)	(7,901)
Long-term debt	$75,356	$155,266

Credit Facilities Generally
In June 2013, the Partnership closed on $175 million of credit facilities that replaced our previous term loan and revolver. These facilities include (i) a first lien credit facility consisting of a $75 million term loan and a $25 million revolver under a financing agreement that matures September 30, 2015 (as amended, the “First Lien Financing Agreement”), and (ii) a second lien credit facility consisting of a $75 million term loan (with an option for an additional $10 million term loan if requested by the Partnership and approved by the issuing second lien lender) under a financing agreement that matures December 31, 2015 (as amended, the “Second Lien Financing Agreement,” and collectively with the First Lien Financing Agreement, the “Financing Agreements”). The Financing Agreements allow for nine-month extensions which we may exercise provided that certain conditions are met.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

As of September 30, 2014, we were in compliance with all covenants under the terms of the Financing Agreements.
Warrants
In conjunction with the Second Lien Financing Agreement, certain lenders and lender affiliates received warrants entitling them to purchase 1,955,666 common units and 1,814,185 subordinated units at $0.01 per unit of Oxford LP, and 236.208 class B units at $0.01 per unit of Oxford GP (collectively the “Warrants”). The Warrants participate in distributions whether or not exercised. During the five-year term for exercise of the Warrants, the exercise price and number of units will be adjusted for unit splits or reverse splits, such that the economics of the Warrants remain unchanged. The Warrants are freestanding financial instruments, within the scope of ASC 480, Distinguishing Liabilities from Equity, since they are detachable from the Second Lien Financing Agreement. The Warrants, classified as a liability, were recorded at their fair value of $8.0 million at issuance. The Warrants are subsequently marked to fair value with the change in fair value reported in earnings. The fair value assigned to the Warrants at issuance was recorded as a debt discount, reducing the outstanding debt balance. This discount will be amortized through interest expense over the life of the second lien credit facility using the effective interest method. For the three months ended September 30, 2014 and 2013, amortization of the debt discount totaled $0.8 million and $0.7 million, respectively. For the nine months ended September 30, 2014 and 2013, amortization of the debt discount totaled $2.3 million and $0.7 million, respectively.
First Lien Credit Facility
As of September 30, 2014, there was a term loan of $54.3 million outstanding under the first lien credit facility. The Partnership is obligated to make quarterly principal payments of $1.3 million commencing in June 2014, until repayment of the then outstanding balance at maturity. Borrowings on the first lien term loan bear interest at a variable rate per annum equal to, at the Partnership’s option, the London Interbank Offered Rate (“LIBOR”) (floor of 1.5%) plus 6.75% or the Reference Rate (as defined in the First Lien Financing Agreement) (floor of 3.00%) plus 6.25%. As of September 30, 2014, the first lien term loan had a cash interest rate of 8.25%, consisting of LIBOR of 1.5% plus 6.75%.
In August 2014, we received proceeds of $19.5 million from the settlement of litigation relating to the wrongful termination of a coal supply agreement with a former customer. Pursuant to the Financing Agreements, the Partnership was required to apply all of the proceeds, in excess of the $1.9 million of recovered litigation and other related costs, as a prepayment on the first lien term loan. However, the Partnership was able to amend the Financing Agreements at that time, allowing it to retain an additional $5 million of the settlement proceeds. In conjunction with executing the amendment, the Partnership incurred $0.4 million in debt amendment costs, recorded in “other long-term assets,” that are being amortized over the remaining term of the first lien credit facility.
The first lien credit facility also includes a $25 million revolver under which $18.0 million was outstanding as of September 30, 2014. The revolver bears interest at the same rates as the first lien term loan. As of September 30, 2014, the balance outstanding on the revolver had a weighted average cash interest rate of 8.25%, consisting of LIBOR of 1.5% plus 6.75%.
As they are now due within one year, borrowings under the first lien credit facility are classified as "current portion of long-term debt" in our condensed consolidated balance sheet as of September 30, 2014.
Second Lien Credit Facility
As of September 30, 2014, there was a term loan, net of debt discount, of $76.1 million outstanding under the second lien credit facility. The Partnership is obligated to make quarterly principal payments of $0.2 million, until repayment of the then outstanding balance at maturity. As of September 30, 2014, the second lien term loan had a cash interest rate of 11.00%, consisting of LIBOR of 1.25% plus 9.75%.
The second lien credit facility also provides for “PIK Interest” (paid-in-kind interest as defined in the Second Lien Financing Agreement) at the rate of 5.75%. PIK Interest is added quarterly to the then outstanding principal amount of the second lien term loan as additional principal obligations. For each of the three months ended September 30,

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

2014 and 2013, PIK Interest totaled $1.1 million. For the nine months ended September 30, 2014 and 2013, PIK Interest totaled $3.4 million and $1.2 million, respectively.

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS
The book values of cash, restricted cash, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. The fair value of the Partnership’s first and second lien credit facilities and the Warrants were determined based upon a market approach and approximates the carrying value at September 30, 2014.
The Oxford GP class B warrants are fair valued at each balance sheet date using the Black-Scholes model. As of September 30, 2014, the fair value of each Oxford GP class B warrant was $215.13, based on the following assumptions: beneficial unit price of $215.14 per unit, exercise price of $0.01 per unit, term of 3.75 years, volatility of 80% and a five-year treasury rate of 1.78%.
Oxford GP class B units beneficially share on a pro rata basis the rights and benefits of the Oxford LP common units held by Oxford GP. Accordingly, for the valuation described above the beneficial unit price of such Oxford GP class B units was determined, based on the closing sales price of Oxford LP’s common units on the New York Stock Exchange on the grant date, of their pro rata beneficial share of the Oxford LP units held by Oxford GP.
The fair value of the Oxford class B warrants is a Level 3 measurement.
Oxford LP warrants are fair valued at each balance sheet date using the Black-Scholes model. As of September 30, 2014, the fair value of each Oxford LP warrant was $0.79, based on the following assumptions: spot price of $0.80 per unit, exercise price of $0.01 per unit, term of 3.75 years, volatility of 80% and a five-year treasury rate of 1.78%.
The fair value of the first and second lien credit facilities and Oxford LP warrants are a Level 2 measurement.

NOTE 9: EQUITY-BASED COMPENSATION
Oxford GP’s Class B Units
In 2010 and 2011, Oxford GP issued to certain senior executive officers forfeitable class B units of Oxford GP. These were one-time issuances and Oxford GP does not intend to issue any additional class B units to any of its senior executive officers or other employees.
These class B units become non-forfeitable over four-year periods at the rate of 25% per year on the first through fourth anniversaries of the date of their issuance, and upon termination of employment of any such senior executive officer the class B units held by him that have not yet become non-forfeitable are forfeited. For these class B units, we recognize equity-based compensation expense over the period that such units become non-forfeitable.
For each of the three months ended September 30, 2014 and 2013, we recognized equity-based compensation expense with respect to these class B units of $3. For each of the nine months ended September 30, 2014 and 2013, we recognized equity-based compensation expense with respect to these class B units of $9. These amounts are included in selling, general and administrative expenses. As of September 30, 2014 and December 31, 2013, $3 and $12, respectively, of expense remained unamortized. We expect to recognize the remaining unamortized expense of $3 using the straight-line method over a remaining weighted average period of 0.25 years as of September 30, 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

The following table summarizes additional information concerning Oxford GP’s forfeitable class B units:

	Units	Weighted Average Grant Date Fair Value Per Unit
Forfeitable balance at December 31, 2013	3.172	$7,636.41
Issued	—	—
Become non-forfeitable	(1.586)	7,636.65
Forfeited	—	—
Forfeitable balance at September 30, 2014	1.586	7,636.16

Oxford LP’s Long-Term Incentive Plan
Under Oxford LP’s long-term incentive plan (the “LTIP”), we recognize equity-based compensation expense over the vesting period of the units. These units are subject to conditions and restrictions as determined by our Compensation Committee, including continued employment or service. Historically, these units generally vested in equal annual increments over four years with accelerated vesting of the first increment in certain cases. Beginning in 2012, some of the units granted to executive officers vest based on specified performance criteria.
We are authorized to issue up to 2,806,075 LTIP units under the LTIP. As of September 30, 2014, 386,882 LTIP units remained available for issuance in the future assuming that all grants issued and currently outstanding are settled with common units, without reduction for tax withholding, and no future forfeitures occur.
For the three months ended September 30, 2014 and 2013, we recognized equity-based compensation expense of $462 and $351, respectively. For the nine months ended September 30, 2014 and 2013, we recognized equity-based compensation expense under the LTIP of $1,383 and $1,090, respectively. These amounts are included in cost of coal sales and in selling, general and administrative expenses. As of September 30, 2014 and December 31, 2013, $2,511 and $2,150, respectively, of cost remained unamortized. We expect to recognize these costs using the straight-line method over a remaining weighted average period of 1.2 years as of September 30, 2014.
The following table summarizes additional information concerning our unvested LTIP units:

	Units	Weighted Average Grant Date Fair Value Per Unit
Unvested balance at December 31, 2013	559,184	$6.79
Granted	1,467,007	1.21
Issued	(188,121)	3.9
Surrendered	(39,888)	9.69
Unvested balance at September 30, 2014	1,798,182	2.47

The value of LTIP units vested during the three months ended September 30, 2014 and 2013 was $75 and $38, respectively. The value of LTIP units vested during the nine months ended September 30, 2014 and 2013 was $1,081 and $926, respectively.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

NOTE 10: COMMITMENTS AND CONTINGENCIES
Coal Sales Contracts
The Partnership is committed under long-term contracts to sell coal that meets certain quality requirements at specified prices. Many of these prices are subject to cost pass-through or cost adjustment provisions that mitigate some risk from rising costs. Quantities sold under some of these contracts may vary from year to year within certain limits at the option of the customer or the Partnership. As of September 30, 2014, the remaining terms of these long-term contracts were between one and two years.
Purchase Commitments
From time to time, we purchase coal from third parties in order to meet quality or delivery requirements under our customer contracts. We buy coal on the spot market, and the cost of that coal is dependent upon the market price and quality of the coal. The Partnership previously had a long-term purchase contract for 0.4 million tons of coal per year with a separate supplier who had asserted that the contract had terminated by its terms. The Partnership entered into a settlement agreement with the supplier in February 2013 under which the parties agreed to terminate the contract with the supplier making a one-time payment to the Partnership of $2.1 million, which payment was recorded in “other revenue.”
Transportation
We depend upon barge, rail and truck transportation systems to deliver coal to our customers. The Partnership has a rail transportation contract that currently runs through March 31, 2015.
401(k) Plan
Oxford GP did not make a commitment to fund an employer contribution to our 401(k) plan for the year ended December 31, 2013, and consequently no such contribution has been or will be made. As of September 30, 2014, Oxford GP had not made such a commitment for the year ended December 31, 2014 either.
Surety and Performance Bonds
As of September 30, 2014, the Partnership had $35.6 million in surety bonds outstanding to secure certain reclamation obligations which were collateralized by cash of $8.8 million. Such cash collateral is included in “other long-term assets.” Additionally, the Partnership had road bonds totaling $0.7 million and performance bonds totaling $3.0 million outstanding to secure contractual performance. We believe these bonds will expire without any claims or payments thereon and therefore will not have a material adverse effect on our financial position, liquidity or operations.
Legal
In July 2014, Oxford LP concluded litigation with a former customer, who wrongfully terminated its coal supply agreement with us, by entering into a settlement agreement under which the former customer paid the Partnership $19.5 million to compensate it for lost profits on the coal sales due to the wrongful termination. The Partnership applied $12.6 million of these settlement proceeds to prepayment of principal on the first lien term loan.
From time to time, we are involved in various legal proceedings arising in the ordinary course of business. We accrue for such liabilities when it is probable that future costs (including legal fees and expenses) will be incurred and such costs can be reasonably estimated. Accruals are based on developments to date; management’s estimates of the outcomes of these matters; our experience in contesting, litigating and settling similar matters; and any related insurance coverage. While the ultimate outcome of these proceedings cannot be predicted with certainty, we have accrued $870 to resolve various claims as of September 30, 2014, of which $650 was accrued during the nine months ended September 30, 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

Guarantees
Oxford GP and Oxford LP guarantee certain obligations of their subsidiaries. We believe that these guarantees will expire without any liability to the guarantors, and therefore will not have a material adverse effect on our financial position, liquidity or operations.

NOTE 11: RELATED PARTY TRANSACTIONS
We sell clay and small quantities of coal to Tunnell Hill Reclamation, LLC (“Tunnell Hill”), a company that is indirectly owned by Mr. C. Ungurean, Mr. T. Ungurean, and affiliates of AIM Oxford. Sales to Tunnell Hill were de minimis for each of the three months ended September 30, 2014 and 2013, and $426 and $302 for the nine months ended September 30, 2014 and 2013, respectively. Additionally, we provided contracted services to Tunnell Hill totaling $613 for the three and nine months ended September 30, 2014, while there were no contracted services provided during those periods in 2013. Accounts receivable from Tunnell Hill were $744 at September 30, 2014 and $83 at December 31, 2013.

NOTE 12: SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information:

	For the Nine Months Ended September 30,
	2014	2013
Cash paid for:
Interest	$12,304	$8,588
Non-cash activities:
Property and equipment acquired with debt or capital lease	35	1,000
Reclamation and mine closure expenses capitalized in mine development	4,216	10,669
Market value of vested LTIP units	255	255
Market value of Oxford GP class B units becoming non-forfeitable	1	2

NOTE 13: SUBSEQUENT EVENTS
Harrison Resources Redemption
In early October 2014, Oxford Mining entered into a membership interest redemption agreement with Harrison Resources and CONSOL of Ohio LLC (“CONSOL”) under which Harrison Resources redeemed all of CONSOL’s interest in Harrison Resources. Harrison Resources had been a joint venture owned 51% by Oxford Mining and 49% by CONSOL, and as a result of the redemption Oxford Mining owns 100% of Harrison Resources. In connection with the redemption, Harrison Resources acquired 0.9 million tons of coal reserves from a CONSOL affiliate, and also options to purchase an aggregate of 5.6 million additional tons of coal reserves from a CONSOL affiliate. These tons are in addition to the 1.7 million tons of coal reserves already owned by Harrison Resources. Harrison Resources paid total consideration of $3.6 million in these transactions. These transactions were effective as of October 1, 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(in thousands, except for unit and per unit data)

Westmoreland Transactions
On October 16, 2014, Westmoreland Coal Company (“Westmoreland”) and the Company announced that Westmoreland will acquire Oxford GP and contribute certain royalty bearing coal reserves to Oxford LP in return for a specified number of Oxford LP’s common units. As a result, Oxford LP intends to resume quarterly distributions at $0.20 per common unit (after a 12-to-1 reverse split) and refinance its existing credit facilities on better terms, including terms that allow for distributions to unitholders and an additional credit capacity to fund future acquisitions. There will also be a one-time special distribution to the common unitholders of Oxford LP excluding AIM, C&T, the holders of the Warrants, the holders of units granted under the LTIP which have accelerated vesting by reason of the Westmoreland transactions and Westmoreland. The distribution will be made to such common unitholders, on a pro rata basis, and will consist of an approximately 25% “unit dividend” of an aggregate of 202,184 additional post-reverse split common units. Certain lenders have agreed to provide the new credit facility to the Partnership that will refinance all of its existing debt on that basis. Following these transactions, Oxford LP will continue to operate as a stand-alone, publicly-traded master limited partnership (MLP) and Westmoreland will own 77% of Oxford LP’s fully diluted limited partner interests.
The transactions involving Oxford LP must be approved by a majority of its outstanding common units that are not owned by Oxford GP and its affiliates and by a majority of the outstanding subordinated units. Oxford LP has filed a proxy statement with the SEC for review and it is anticipated that the unitholder vote will be held in December 2014. Upon receiving unitholder approval, all of the transactions are expected to be closed concurrently with the debt refinancing. It is anticipated that the transactions will be completed during the fourth quarter of 2014.
For the nine months ended September 30, 2014, Oxford GP incurred $0.2 million in expenses related to the Westmoreland transaction that will not be bill through to Partnership.

Financial Statements and Report of Independent Registered Public Accounting Firm

OXFORD RESOURCES GP, LLC

For the Years Ended December 31, 2013, 2012 and 2011

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Oxford Resources GP, LLC and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholders of
Oxford Resources GP, LLC

We have audited the accompanying consolidated balance sheets of Oxford Resource GP, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, members’ (deficit) capital and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oxford Resource GP, LLC and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
November 15, 2014

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for unit data)

	As of December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash	$3,153	$4,047
Accounts receivable	25,850	19,792
Inventory	13,840	12,554
Advance royalties	2,604	4,461
Prepaid expenses and other assets	2,497	2,046
Assets held for sale	—	6,106
Total current assets	47,944	49,006

PROPERTY, PLANT AND EQUIPMENT, NET	144,426	158,483
ADVANCE ROYALTIES, LESS CURRENT PORTION	8,800	4,861
INTANGIBLE ASSETS, NET	1,188	1,442
OTHER LONG-TERM ASSETS	22,948	7,243
Total assets	$225,306	$221,035

LIABILITIES AND MEMBERS' (DEFICIT) CAPITAL
CURRENT LIABILITIES:
Accounts payable	$23,308	$23,714
Current portion of long-term debt	7,901	102,970
Current portion of reclamation and mine closure obligations	5,996	3,869
Accrued taxes other than income taxes	1,293	1,213
Accrued payroll and related expenses	4,969	5,010
Other liabilities	3,457	2,491
Total current liabilities	46,924	139,267

LONG-TERM DEBT	155,266	41,557
RECLAMATION AND MINE CLOSURE OBLIGATIONS	25,658	25,144
WARRANTS	4,677	—
OTHER LONG-TERM LIABILITIES	3,753	3,806
Total liabilities	236,278	209,774

MEMBERS’ (DEFICIT) CAPITAL:
Oxford Resources GP, LLC - 1,338.512 units outstanding	(2,481)	(2,076)
Noncontrolling interests	(8,491)	13,337
Total members’ (deficit) capital	(10,972)	11,261
Total liabilities and members’ (deficit) capital	$225,306	$221,035

See accompanying notes to consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Year Ended December 31,
	2013	2012	2011
REVENUES:
Coal sales	$336,201	$364,928	$391,046
Other revenue	10,566	8,599	9,331
Total revenues	346,767	373,527	400,377
COSTS AND EXPENSES:
Cost of coal sales:
Produced coal	268,068	288,810	316,520
Purchased coal	22,297	23,685	13,480
Total cost of coal sales (excluding depreciation, depletion and amortization)	290,365	312,495	330,000
Cost of other revenue	1,619	1,195	1,799
Depreciation, depletion and amortization	48,081	51,170	51,905
Selling, general and administrative expenses	17,310	15,683	13,672
Impairment and restructuring expenses	1,761	15,650	—
(Gain) loss on disposal of assets, net	(6,488)	(8,021)	1,352
Total costs and expenses	352,648	388,172	398,728
(LOSS) INCOME FROM OPERATIONS	(5,881)	(14,645)	1,649
INTEREST AND OTHER INCOME (EXPENSES):
Interest income	4	10	13
Interest expense	(21,078)	(11,500)	(9,870)
Change in fair value of warrants	3,335	—	—
Total interest and other income (expenses)	(17,739)	(11,490)	(9,857)
NET LOSS	(23,620)	(26,135)	(8,208)
Net loss attributable to noncontrolling interests	23,203	25,518	8,068
Net loss attributable to Oxford Resources GP, LLC unitholders	$(417)	$(617)	$(140)

See accompanying notes to consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ (DEFICIT) CAPITAL
(in thousands, except for unit data)

	Members						Non-controlling Interests	Total Members' (Deficit) Capital
	Class A		Class B		Total
	Units	Deficit	Units	Deficit	Units	Deficit

Balance at December 31, 2010	1,329.088	$(198)	5.979	$(1)	1,335.067	$(199)	$108,826	$108,627
Net loss	—	(139)	—	(1)	—	(140)	(8,068)	(8,208)
Issuance of units to LTIP participants	—	—	—	—	—	—	(678)	(678)
Equity-based compensation	—	21	6.709	—	6.709	21	1,077	1,098
Distributions to members	—	(699)	—	(6)	—	(705)	—	(705)
Distributions paid by consolidated company to noncontrolling interests	—	—	—	—	—	—	(41,008)	(41,008)
Balance at December 31, 2011	1,329.088	(1,015)	12.688	(8)	1,341.776	(1,023)	60,149	59,126
Net loss	—	(613)	—	(4)	—	(617)	(25,518)	(26,135)
Issuance of units to LTIP participants	—	—	—	—	—	—	(234)	(234)
Equity-based compensation	—	19	(3.263)	—	(3.263)	19	1,262	1,281
Distributions to members	—	(451)	—	(4)	—	(455)	—	(455)
Distributions paid by consolidated company to noncontrolling interests	—	—	—	—	—	—	(22,322)	(22,322)
Balance at December 31, 2012	1,329.088	(2,060)	9.425	(16)	1,338.512	(2,076)	13,337	11,261
Net loss	—	(415)	—	(2)	—	(417)	(23,203)	(23,620)
Issuance of units to LTIP participants	—	—	—	—	—	—	(66)	(66)
Equity-based compensation	—	12	—	—	—	12	1,441	1,453
Balance at December 31, 2013	1,329.088	$(2,463)	9.425	$(18)	1,338.512	$(2,481)	$(8,491)	$(10,972)

See accompanying notes to consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,620)	$(26,135)	$(8,208)

Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	48,081	51,170	51,905
Impairment and restructuring expenses	1,761	15,650	—
Change in fair value of warrants	(3,335)	—	—
Interest rate swap and fuel contract adjustments to market	(12)	(144)	48
Non-cash interest expense	4,118	—	—
Amortization and write-off of deferred financing expenses	3,986	2,175	1,600
Non-cash equity-based compensation expense	1,453	1,281	1,098
Non-cash changes in reclamation and mine closure expense	2,293	1,567	1,503
Amortization of below-market coal sales contracts	(60)	(623)	(939)
(Gain) loss on disposal of assets, net	(6,488)	(8,021)	1,352
Changes in assets and liabilities:
Accounts receivable	(6,058)	8,596	(280)
Inventory	(778)	(554)	1,731
Advance royalties	(2,320)	(123)	(740)
Restricted cash	(40)	1,811	(2,179)
Prepaid expenses and other assets	(674)	(1,221)	(440)
Accounts payable	(407)	(497)	704
Reclamation and mine closure obligations	(8,222)	(8,966)	(5,491)
Accrued taxes other than income taxes	80	(519)	89
Accrued payroll and related expenses	(41)	(509)	(142)
Other liabilities	(47)	(1,513)	(383)
Net cash from operating activities	9,670	33,425	41,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,773)	(19,122)	(33,859)
Purchase of coal reserves and land	(1,532)	(125)	(1,088)
Mine development costs	(3,027)	(3,440)	(5,196)
Proceeds from sale of assets	6,424	12,417	849
Insurance proceeds	3,035	400	1,096
Net cash from investing activities	(12,873)	(9,870)	(38,198)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	150,000	—	—
Payments on borrowings	(56,072)	(10,921)	(6,231)
Advances on line of credit	53,588	51,000	62,000
Payments on line of credit	(126,088)	(39,000)	(15,000)
Debt issuance costs	(9,569)	(1,086)	—
Collateral for reclamation bonds	(9,550)	—	—
Distributions to members	—	(455)	(705)
Distributions to noncontrolling interests	—	(22,322)	(41,008)
Net cash from financing activities	2,309	(22,784)	(944)

NET CHANGE IN CASH	(894)	771	2,086
CASH, beginning of the year	4,047	3,276	1,190
CASH, end of the year	$3,153	$4,047	$3,276
See accompanying notes to consolidated financial statements.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

NOTE 1: ORGANIZATION AND PRESENTATION
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements include the accounts and operations of Oxford Resources GP, LLC and its consolidated subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).
Significant Relationships Referenced in Notes to Consolidated Financial Statements

•	“We,” “us,” “our” or the “Company” means Oxford Resources GP, LLC, the parent company, and its consolidated subsidiaries.

•	“Oxford GP” means Oxford Resources GP, LLC, individually and not on a consolidated basis.

•	The “Partnership” means Oxford Resource Partners, LP and its consolidated subsidiaries.

•	“Oxford LP” means Oxford Resource Partners, LP, individually and not on a consolidated basis.

Organization
We are a low-cost producer of high-value thermal coal and the largest producer of surface-mined coal in Ohio. We market our coal primarily to large electric utilities with coal fired, base-load scrubbed power plants under long-term coal sales contracts. We focus on acquiring thermal coal reserves that we can efficiently mine with our large scale equipment. Our reserves and operations are strategically located to serve our primary market area of Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. These coal reserves are mined by subsidiaries of Oxford LP, which include Oxford Mining Company, LLC (“Oxford Mining”), Oxford Mining Company - Kentucky, LLC (“Oxford KY”) and Harrison Resources, LLC (“Harrison Resources”).
Oxford GP is a Delaware limited liability company, and controls and, therefore, consolidates the Partnership, including Oxford LP which is its direct subsidiary and is listed on the New York Stock Exchange under the ticker symbol “OXF.” Oxford LP consolidates its subsidiaries including Oxford Mining, Oxford KY, Harrison Resources, and Oxford Conesville, LLC.
The Partnership has a 51% ownership interest and also has control for purposes of US GAAP in Harrison Resources. As a result, we consolidate all of Harrison Resources’ accounts with all material intercompany transactions and balances being eliminated in our consolidated financial statements. The remaining 49% ownership interest in Harrison Resources that the Partnership does not own is reflected as “noncontrolling interests” in our consolidated balance sheets and statements of operations. See Note 13.
As of December 31, 2013, AIM Oxford Holdings, LLC (“AIM Oxford”) and C&T Coal, Inc. (“C&T”) held 65.81% and 33.49%, respectively, of the ownership interests in Oxford GP with the remaining ownership interests in Oxford GP being a 0.47% ownership interest held by Daniel M. Maher, our Senior Vice President, Chief Legal Officer and Secretary, and a 0.23% ownership interest held by Jeffrey M. Gutman, a former officer of Oxford GP. Also as of December 31, 2013, AIM Oxford, C&T and Oxford GP held ownership interests in Oxford LP of 35.33%, 17.98% and 1.99%, respectively. The remaining 44.70% was held by the general public and participants in Oxford LP’s Long-Term Incentive Plan (the “LTIP”). The earnings of the Partnership allocated to Oxford LP’s limited partnership unitholders other than Oxford GP are reflected as “noncontrolling interests” in our consolidated balance sheets and statements of operations.
The Company is managed and operated by the board of directors and executive officers of Oxford GP and all executives, officers and employees who provide services to the Company are employees of Oxford GP. Charles C. Ungurean, the President and Chief Executive Officer of Oxford GP and a member of Oxford GP’s board of directors (“Mr. C. Ungurean”), and Thomas T. Ungurean, a former officer of Oxford GP (“Mr. T. Ungurean”), are the co-owners C&T.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going Concern Considerations
The Partnership’s first lien credit facility, consisting of a $69.3 million term loan and $19.5 million revolver as of December 31, 2013, is scheduled to mature in September 2015. The Partnership’s second lien credit facility, consisting of a $70.8 million term loan, net of debt discount, as of December 31, 2013, is scheduled to mature in December 2015. In conjunction with the closing of the Westmoreland transactions discussed in Note 20, which are subject to approval by the public unitholders of Oxford LP, Westmoreland has received a commitment from certain lenders to refinance the Partnership’s current credit facilities. If for some reason the Westmoreland transactions do not close as expected, the Partnership will pursue extending its current credit facilities and/or a complete refinancing of its existing debt.
In the event the Partnership is unable to extend or refinance its existing credit facilities, the Partnership may not be able to meet its obligations as they become due without substantial disposition of assets outside of the ordinary course of business, issuance of equity, externally or internally forced revisions of its operations, or similar actions. The Company’s consolidated financial statements have been prepared assuming that we will continue as a going concern; however, there can be no assurance that the Company will be able to do so. Such financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity Considerations
We have incurred net losses in the past few years resulting in an accumulated deficit of $11.0 million at December 31, 2013. We have managed our liquidity for the year ended December 31, 2013, with $9.7 million of cash flows provided from operations and $2.3 million of cash flows provided from financing activities. As of December 31, 2013, our available liquidity was $8.3 million, which consisted of $3.2 million in cash on hand and $5.1 million of borrowing capacity under the Partnership’s credit facilities. Further, the Partnership has an option for an additional $10 million term loan if requested and approved by the issuing second lien lender.
Should we have difficulty meeting our forecasts, this could have an adverse effect on our liquidity position. Management expects to be able to achieve its currently forecasted results for the year ending December 31, 2014. However, there can be no assurance that our cash flows will be sufficient to allow us to continue as a going concern if we are unable to meet our forecasts.
Use of Estimates
Our financial statements are prepared in accordance with US GAAP. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities (if any).
The most significant policies requiring the use of management estimates and assumptions relate to collectability of accounts receivable, useful lives of fixed assets, valuation of coal reserves, amortization calculations using the units-of-production method, reserve estimates of coal reserves, evaluations of asset impairment, recoverability of advance royalties, useful lives of intangible assets, and estimates of future reclamation and mine closure obligations. The estimates and assumptions that we use are based upon our evaluation of the relevant facts and circumstances as of the date of our financial statements. Actual results could differ significantly from those estimates.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Cash and Restricted Cash
Cash and restricted cash consist of cash held with reputable depository institutions. Cash and restricted cash are stated at cost, which approximates fair market value. At times, such deposits may be in excess of the FDIC insurance limit. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk relating to such amounts.
We had restricted cash related to Harrison Resources of $3,969 and $3,929 as of December 31, 2013 and 2012, respectively, which is included in our consolidated balance sheets as “other long-term assets.” Harrison Resources’ cash, which is deemed to be restricted due to the limitations on its use for Harrison Resources’ operations, primarily relates to funds set aside for future reclamation costs. See the Noncontrolling Interests section of this Note 2 and Note 13.
Allowance for Doubtful Accounts
We establish an allowance for losses on accounts receivable when it is probable that all or part of an outstanding balance will not be collected. Our management regularly reviews the probability that a receivable will be collected and establishes or adjusts the allowance as necessary. There was no allowance for doubtful accounts as of December 31, 2013 and 2012.
Inventory
Inventory consists of coal that has been completely uncovered or that has been removed from the pit and stockpiled for crushing, washing or shipment to customers. Inventory also consists of supplies, spare parts and fuel. Inventory is valued at the lower of average cost or market. The cost of coal inventory includes certain operating expenses including overhead and stripping costs incurred during the production phase, which commences when saleable coal, beyond a de minimis amount, is produced.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of existing plant and equipment are capitalized. Maintenance and repairs that do not extend the useful life or increase productivity are charged to operating expense as incurred. Plant and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets based on the following schedule:

Years
Buildings and tipple	25-39
Machinery and equipment	1-12
Vehicles	5-7
Furniture and fixtures	3-7
Railroad siding	7

We acquire our coal reserves through purchases or leases. We deplete our coal reserves using the units-of-production method on the basis of tonnage mined in relation to total estimated recoverable tonnage with residual surface values classified as land. As of December 31, 2013 and 2012, all of our Northern Appalachian reserves were attributed to mine complexes engaged in mining operations or leased to third parties. As of December 31, 2013, all of our Illinois Basin mining activities had been idled. Management would consider offers for our remaining Illinois Basin coal reserves and/or facilities.
Exploration expenditures are charged to operating expense as incurred and include costs related to locating coal deposits and the drilling and evaluation costs incurred to assess the economic viability of such deposits. Costs incurred in areas outside the boundary of known coal deposits and areas with insufficient drilling to qualify as proven and probable reserves are also expensed as exploration costs.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Once management determines there is sufficient evidence that the expenditure will result in a future economic benefit to us, the costs are capitalized as mine development costs. Capitalization of mine development costs continues until more than a de minimis amount of saleable coal is extracted from the mine. Amortization of these mine development costs is then initiated using the units-of-production method based upon the total estimated recoverable tonnage.
Long-Lived Assets and Asset Impairment
Long-lived assets, such as property, plant and equipment, coal reserves, mine development costs and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability is measured by comparing the projected future cash flows from use and disposition of assets with the carrying amounts of those assets. When the sum of such projected cash flows is less than the carrying amount, impairment losses are indicated. If the fair value of the assets is less than the carrying amount thereof, an impairment loss is recognized. In determining such impairment losses, discounted cash flows or asset appraisals are utilized to determine the fair value of the assets being evaluated. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closure obligations are accelerated by accelerating the depletion rate. To the extent it is determined that an asset’s carrying value will not be recoverable during a shorter mine life, the asset is written down to its recoverable value. There were no indicators of impairment present during the years ended December 31, 2013 and 2011. See Note 3 for a discussion of impairment expenses in 2012.
Advance Royalties
A substantial portion of our reserves are leased. Advance royalties are advance payments made to lessors under terms of lease agreements that are typically recoupable through an offset or credit against royalties payable on future production. We write-off advance royalties when recoverability is no longer probable based on future mining plans.
Deferred Financing Costs
We capitalize costs incurred in connection with the establishment of credit facilities and amortize such costs to interest expense over the term of the credit facilities using the effective interest method.
Financial Instruments and Derivative Financial Instruments
Our financial instruments include cash and restricted cash, accounts receivable, accounts payable, fixed rate debt and variable rate debt. In 2012, we also had an interest rate swap agreement. We do not hold or purchase financial instruments or derivative financial instruments for trading purposes.
Our financial instruments also include fixed price forward contracts for diesel fuel. Our risk management policy allows us to purchase up to 85% of our unhedged diesel fuel gallons on fixed price forward contracts. These contracts meet the normal purchases and sales exclusion and therefore are not accounted for as derivatives. These forward fuel contracts usually have a term of one year or less, and we take physical delivery of all the fuel supplied under these contracts except in the case of one Illinois Basin contract which was modified to cancel deliveries due to the idling of our Illinois Basin operations.
Warrants
In conjunction with our refinancing in June 2013, certain of the second lien lenders and lender affiliates received warrants entitling them to purchase common and subordinated units of Oxford LP and class B units of Oxford GP under a freestanding contract.  Pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 470-20, “Debt With Conversion and Other Options” (ASC 470-20), freestanding contracts that are settled in a company’s own stock, including warrants therefor, are to be designated as an asset, liability or equity

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

instrument. All of such warrants were determined to be liabilities and were recorded at fair value as determined using the Black-Scholes Pricing Model. ASC 470-20 further requires that the warrants’ fair value be remeasured each reporting period, with the change in fair value being reported in the consolidated statements of operations.  Fair value determinations prepared using the Black-Scholes Pricing Model require assumptions related to interest rates, unit price, exercise price, term and volatilities.
Intangible Assets
We have recorded intangible assets associated with certain customer relationships at fair value. These balances arose from the purchase accounting for our acquisition of Oxford Mining Company and its subsidiaries. These intangible assets are being amortized over their expected useful lives and are recorded in “intangible assets, net” in our consolidated balance sheets. See Note 7 for further details.
Reclamation and Mine Closure Obligations
Our reclamation and mine closure obligations arise from the Surface Mining Control and Reclamation Act (“SMCRA”) and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Our reclamation and mine closure obligations are recorded initially at fair value based on the assumption that all work will be performed by third-party contractors. We estimate reclamation and mine closure obligations using the end of mine life method. The end of mine life method estimates the liability based on the costs to reclaim the last pit(s) once the mine is no longer producing coal. This liability is amortized over the tons expected to be recovered over the productive life of the mine.
To determine the fair value of our reclamation and mine closure obligations, we calculate on a mine-by-mine basis the present value of estimated reclamation cash flows. This process requires us to estimate the acreage subject to reclamation, estimate future reclamation costs, and make assumptions regarding the mine’s productivity. These cash flows are discounted at a credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected lives of the mines.
When the liability is initially established, the offset is capitalized to the mine development asset. Over time, the reclamation and mine closure obligations are accreted to their present value, and the capitalized cost is depleted using the units-of-production method for the related mine. If the assumptions used to estimate the reclamation and mine closure obligations do not materialize as expected or regulatory changes occur, reclamation costs to perform reclamation and mine closure activities could be materially different than initially estimated. At least annually, we review our reclamation liability and make adjustments for permit changes, cost revisions, changes to mining plans and the timing of expenditures. See Note 9.
Income Taxes
Oxford GP has elected to be treated as a partnership under the Internal Revenue Code. Consequently, the tax effect of our activities passes through to our unitholders. Therefore, no provision or liability for federal or state income taxes is included in our financial statements. Net income (loss) for financial statement purposes may differ significantly from taxable income (loss) reportable to our unitholders as a result of timing or permanent differences between financial reporting under US GAAP and the regulations promulgated by the Internal Revenue Service.
Revenue Recognition
Revenue from coal sales is recognized and recorded when shipment or delivery to the customer has occurred, prices are fixed or determinable, and the title or risk of loss has passed. Coal sales prices are subject to premiums and reductions based on variations in coal quality delivered versus specifications in our coal supply contracts, but such adjustments are typically confirmed in a matter of days. Risk of loss typically transfers to the customer at the mine or dock, when the coal is loaded on the rail, barge, or truck.
Other revenue consists primarily of clay and limestone sales, royalty income, service fees, and other miscellaneous revenue. Clay and limestone sales relate to material we recover during the coal mining process and sell to

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

third parties. Royalty income relates to underground coal reserves that we sublease to a third party mining company. For the years ended 2013, 2012 and 2011, we received royalties of $8, $1,496 and $3,202, respectively. In 2012, we received an advance payment of $2.2 million for these royalties in exchange for a significant reduction in the amount of the overriding royalty going forward. Service fees are earned for operating a coal unloading facility, providing river barge loading services, and hauling ash. Periodically, we recognize miscellaneous revenue related to litigation settlements and lost coal claims that result from granting third-party right-of-way access through small portions of various mine complexes. In February 2013, we entered into a litigation settlement agreement with a supplier under which the parties agreed to terminate the contract with the supplier making a one-time payment to us of $2.1 million dollars. In September 2013, we received $2.4 million in exchange for granting a pipeline right-of-way to a third party oil and gas driller.
Below-Market Coal Sales Contracts
Our below-market coal sales contracts were acquired through the Phoenix Coal acquisition in 2009 and represent contracts for which the prevailing market price for the specified coal was in excess of the contract price. The fair value was based on discounted cash flows resulting from the difference between the below-market contract price and the prevailing market price at the date of acquisition. The fair value adjustments are amortized into coal sales on the basis of tons shipped over the terms of the respective contracts. Amortization of these below-market contracts included in revenue was $60, $623 and $939 for the years ended December 31, 2013, 2012 and 2011, respectively. The current portion of the net carrying value of our below-market coal sales contracts was reflected in our consolidated balance sheets as “other current liabilities.” No such amounts remained at December 31, 2013.
Equity-Based Compensation
The Company accounts for unit awards in the form of forfeitable class B units of Oxford GP and vesting units under the LTIP in accordance with applicable guidance, which establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. Equity-based compensation expense is recorded based upon the fair value of the award at grant date. Such Oxford GP class B units beneficially share on a pro rata basis the rights and benefits of the Oxford LP common units held by Oxford GP. Accordingly, the fair value of such Oxford GP class B units was determined, based on the closing sales price of Oxford LP’s common units on the New York Stock Exchange (the “NYSE Oxford LP Closing Price”) on the grant date, of their pro rata beneficial share of the Oxford LP units held by Oxford GP. The fair value of the LTIP units was determined, based on the NYSE Oxford LP Closing Price on the grant date, with one LTIP unit being equivalent to one common unit of Oxford LP. The related expense is recognized on a straight-line basis over the corresponding forfeiture period for the Oxford GP class B units and vesting period for the LTIP units. See Note 12.
Noncontrolling Interests
As required by FASB ASC 810, our noncontrolling ownership interests in consolidated subsidiaries are presented in the consolidated balance sheet within “members’ (deficit) capital” as a separate component. In addition, consolidated net income (loss) includes earnings attributable to both the Company and the noncontrolling interests. The noncontrolling interests balance is comprised of ownership interests in the net assets of the Partnership and Harrison Resources that we consolidate. See Note 13.
Accounting Pronouncements Effective in the Future
In April 2014, the FASB issued ASU 2014-8, Presentation of Financial Statements and Property, Plant and Equipment, which changes the presentation of discontinued operations on the statements of operations and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held for sale or is disposed of. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. The new guidance is effective for interim and annual periods beginning after December 15, 2014. We plan to adopt ASU 2014-8 effective January 1, 2015.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

In May 2014, the FASB issued ASU 2014-9, Revenue From Contracts With Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled to receive in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The new guidance is effective for interim and annual periods beginning after December 15, 2016; early adoption is not permitted. We are currently assessing the impact that this standard will have on our consolidated financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under GAAP, financial statements are prepared based on the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The new guidance is effective for the interim and annual periods beginning after December 15, 2016; early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. We are currently assessing the impact that this guidance will have upon adoption for the interim and annual periods beginning after December 15, 2016.

NOTE 3: IMPAIRMENT AND RESTRUCTURING EXPENSES
In March 2012, the Partnership received a termination notice from a customer related to an 0.8 million ton per year coal supply contract fulfilled from its Illinois Basin operations. In response, we began the restructuring of our Illinois Basin operations by idling one Illinois Basin mine and the related preparation plant, closing our Illinois Basin lab, reducing operations at two other mines, terminating a significant number of employees and substituting purchased coal for mined and washed coal on certain sales contracts. Operations at the two remaining mines varied to best manage strip ratio impacts and other costs through early December 2013, at which time all production was discontinued. As of December 31, 2013, we had sold or redeployed to our Northern Appalachian operations almost all of the Illinois Basin equipment. The restructuring related to our Illinois Basin operations was completed by March 31, 2014. Additionally, we sold our Illinois Basin dock in April 2014. Finally, we are seeking to sell the remaining Illinois Basin equipment, consisting of a large-capacity shovel and several smaller pieces of equipment, and would consider offers to purchase the remaining Illinois Basin coal reserves and/or facilities. There are no assurances that we will be able to sell such assets.
Impairment Expenses
As a result of the restructuring described above, we recorded asset impairment expenses of $12.8 million during 2012. These non-cash expenses related to coal reserves, mine development assets and certain mining equipment (the “Impaired Assets”). No such expenses were recorded in the year ended December 31, 2013.
In determining our impairment expenses, we utilized market prices for similar assets and discounted projected future cash flows to determine the fair value of the Impaired Assets. Our discounted projected future cash flows were based on financial forecasts developed internally for planning purposes. These projections incorporated certain assumptions, including future costs and sales trends, estimated costs to sell and our expected net realizable values for the Impaired Assets. As of December 31, 2012, the Impaired Assets that we planned to sell, and were no longer in production, were presented separately as current assets held for sale in our consolidated balance sheet. Such Impaired

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Assets were recorded at carrying value, after taking into account the impairment. The Impaired Assets were not depreciated or amortized during the last nine months of 2012 and the first three months of 2013. Assets held for sale totaling $6.1 million in value that were not sold as of March 31, 2013 were reclassified from assets held for sale to machinery and equipment at that date.
Restructuring Expenses
Restructuring expenses related to our Illinois Basin operations totaled $1.8 and $2.9 million for the years ended December 31, 2013 and 2012, respectively. These expenses included termination costs for approximately 200 employees in 2012, and 35 employees in 2013, professional and legal fees and transportation costs associated with moving idled Illinois Basin equipment to our Northern Appalachian operations. In addition, we terminated one coal lease and wrote off the related asset in the second quarter of 2013. We expect to incur $0.1 million of additional costs during 2014 as we complete the restructuring. The liabilities related to the restructuring are included in “other current liabilities” in our consolidated balance sheets as of December 31, 2013 and 2012.
Restructuring accrual activity, combined with a reconciliation to “impairment and restructuring expenses” as set forth in our consolidated statements of operations, is summarized as follows:

	As of December 31, 2012	For the Twelve Months Ended December 31, 2013		As of December 31, 2013
	Liability	Expense	Payments	Liability
Severance and other termination costs	$405	$534	$(535)	$404
Professional and legal fees	18	26	(44)	—
Equipment relocation costs	20	495	(263)	252
Coal lease termination costs	—	23	(23)	—
Total cash restructuring expenses	$443	$1,078	$(865)	$656
The following table summarizes the total impairment and restructuring expenses expected to be incurred over the course of the restructuring:

	Expenses
	For the Twelve Months Ended December 31, 2013	Incurred Through December 31, 2013	Total Expected Expenses
Cash:
Severance and other termination costs	$534	$1,887	$1,887
Professional and legal fees	26	1,021	1,021
Equipment relocation costs	495	1,044	1,178
Coal lease termination costs	23	23	23
Total cash expenses	1,078	3,975	4,109

Non-cash:
Coal lease termination costs	683	683	683
Asset impairment	—	12,753	12,753
Total non-cash expenses	683	13,436	13,436
Total impairment and restructuring expenses	$1,761	$17,411	$17,545

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

NOTE 4: INVENTORY
Inventory consisted of the following:

	As of December 31,
	2013	2012
Coal	$5,957	$5,609
Fuel	1,879	1,893
Spare parts and supplies	6,004	5,052
Total inventory	$13,840	$12,554

NOTE 5: PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net of accumulated depreciation, depletion and amortization, consisted of the following:

	As of December 31,
	2013	2012
Property, plant and equipment, gross:
Land	$3,016	$2,947
Coal reserves	49,574	53,376
Mine development costs	58,077	46,176
Buildings and tipple	1,957	1,957
Machinery and equipment	202,663	195,321
Vehicles	4,522	4,488
Furniture and fixtures	1,584	1,518
Railroad sidings	160	160
Total property, plant and equipment, gross	321,553	305,943
Less: accumulated depreciation, depletion and amortization	(177,127)	(147,460)
Total property, plant and equipment, net	$144,426	$158,483

The amounts of depreciation expense related to fixed assets, depletion expense related to coal reserves, amortization expense related to mine development costs and amortization expense related to intangible assets consisted of the following:

	For the Year Ended December 31,
	2013	2012	2011
Depreciation	$30,786	$34,276	$37,022
Depletion	4,513	4,869	5,697
Mine development amortization	12,528	11,783	8,913
Intangible assets amortization(1)	254	242	273
	$48,081	$51,170	$51,905
(1) See Note 7.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

In June 2013 and April 2012, we completed the sale of certain oil and gas rights and land in eastern Ohio for $6.1 million and $6.3 million, respectively, which is recorded in “(gain) loss on disposal of assets, net” in our consolidated statements of operations for the years ended December 31, 2013 and 2012. As part of these oil and gas rights transactions, we retained royalty rights equivalent to 20% of net revenue once the wells are producing. Royalty revenue generated from these rights started in the first quarter of 2014 and is recorded in “other revenue.”
NOTE 6: OPERATING LEASES
We lease certain operating facilities and equipment under non-cancelable lease agreements that expire on various dates through 2018. Generally, the lease terms range from three to ten years. As of December 31, 2013, aggregate lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are set forth below:

For the years ending December 31,	2014	$7,928
	2015	5,947
	2016	2,642
	2017	651
	2018	2

For the years ended December 31, 2013, 2012 and 2011, we incurred lease expenses of $8,591, $7,118 and $3,383, respectively.
We also entered into various coal reserve lease agreements under which advance royalty payments are made. Most of these advance royalty payments are recoupable against future royalty payments otherwise due based on production. Such payments are capitalized as “advance royalties” at the time of payment, and are recoupable through an offset or credit against royalties payable on future production.

NOTE 7: INTANGIBLE ASSETS

	As of December 31, 2013
	Estimated Remaining Life (years)	Cost	Accumulated Amortization	Net Carrying Value
Intangible assets:
Customer relationships	13	$3,315	$2,127	$1,188

	As of December 31, 2012
	Estimated Remaining Life (years)	Cost	Accumulated Amortization	Net Carrying Value
Intangible assets:
Customer relationships	14	$3,315	$1,873	$1,442

Customer relationships represent intangible assets that were recorded at fair value when we acquired Oxford Mining and its subsidiaries in August 2007. The net carrying value of our customer relationships is reflected in our consolidated balance sheets as “intangible assets, net.” We amortize these assets over the expected life of the respective customer relationships. Amortization related to customer relationships totaled $254, $242 and $273 for the years ended December 31, 2013, 2012 and 2011, respectively.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Expected amortization of intangible assets will be:

For the years ending December 31, 2014	$227
2015	204
2016	183
2017	126
2018	84
Thereafter	364

We evaluate our intangible assets for impairment when indicators of impairment exist. For the years ended December 31, 2013, 2012 and 2011, there were no indicators of impairment present for our intangible assets.

NOTE 8: PREPAID EXPENSES AND OTHER CURRENT ASSETS, OTHER LONG-TERM ASSETS AND OTHER CURRENT LIABILITIES
Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2013	2012
Prepaid insurance	$1,413	$1,127
Prepaid bonds	678	436
Prepaid fees	120	139
Other	286	344
Total	$2,497	$2,046

Other long-term assets consisted of the following:

	As of December 31,
	2013	2012
Reclamation bond collateral(1)	$9,500	$—
Deferred financing costs, net(2)	7,644	2,061
Restricted cash	3,969	3,939
Deposits	1,623	1,137
Other	212	106
Total	$22,948	$7,243

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Other current liabilities consisted of the following:

	As of December 31,
	2013	2012
Accrued interest and interest rate swap(3)	$1,424	$709
Accrued royalties	1,062	815
Other	971	967
Total	$3,457	$2,491
(1) See Note 16.
(2) See Note 10.
(3) See Note 11 regarding interest rate swap.
NOTE 9: RECLAMATION AND MINE CLOSURE OBLIGATIONS
As previously indicated, our reclamation and mine closure obligations arise from SMCRA and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. The required reclamation activities to be performed are outlined in our mining permits. These activities include reclaiming the pit and support acreage, as well as stream mitigation.
As of December 31, 2013, our liability for reclamation and mine closure obligations totaled $31.7 million, including amounts reported as current liabilities. While the precise amount of these future costs cannot be determined with certainty, we estimate that, as of December 31, 2013, the aggregate undiscounted cost of final reclamation and mine closure obligations is $39.7 million.
Activities affecting the liability for reclamation and mine closure obligations for the respective years are as follows:

	Year Ended December 31,
	2013	2012
Beginning balance	$29,013	$21,789
Accretion expense	2,293	1,567
Payments	(8,656)	(8,966)
Revisions in estimated cash flows	9,004	14,623
Total reclamation and mine closure obligations	31,654	29,013
Less current portion	(5,996)	(3,869)
Noncurrent liability	$25,658	$25,144

In 2013, the revisions in discounted estimated cash flows resulted in a net increase in the reclamation and mine closure obligations of $9.0 million. Of this amount, $3.7 million related to four new mines, $4.0 million related to reclamation work in progress at recently closed mines and the remaining $1.3 million related to updated cost estimates for pond removal, grading and water treatment.
In 2012, the revisions in discounted estimated cash flows resulted in a net increase in the reclamation and mine closure obligations of $14.6 million. Of this amount, $5.7 million related to eight new mines, $3.6 million related to reclamation work in progress at recently closed mines and $1.5 million related to estimated closing costs and timing for two mines being closed earlier than anticipated, with the remaining $3.8 million due to revisions to estimates of expected costs. The accelerated closures are a result of the restructuring plan for our Illinois Basin operations, which we began implementing in the first quarter of 2012. See Note 3.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Adjustments to the liability for reclamation and mine closure obligations due to such revisions generally result in corresponding adjustments to the related mine development assets for active and new mines.

NOTE 10: LONG-TERM DEBT
Debt consisted of the following:

	As of December 31,
	2013	2012
First lien debt:
Revolving line of credit	$19,500	$92,000
Term loan	69,321	45,000
Total first lien debt	88,821	137,000
Second lien debt:
Term loan	75,000	—
Payment-in-kind interest	2,318	—
Debt discount, net	(6,565)	—
Total second lien debt, net of debt discount	70,753	—
Notes payable	3,593	7,527
Total debt	163,167	144,527
Less current portion	(7,901)	(102,970)
Long-term debt	$155,266	$41,557

Credit Facilities Generally
In connection with Oxford LP’s initial public offering in July 2010, the Partnership entered into an agreement for a credit facility (the “2010 Credit Agreement”) which provided for a $115 million revolver that matured in July 2013 and a $60 million term loan that matured in July 2014. Quarterly principal payments of $1.5 million were required on the term loan commencing in September 2010 and continuing until maturity when the remaining balance was to be paid. Borrowings under the 2010 Credit Agreement bore interest at a variable rate per annum equal to, at the Partnership’s option, the London Interbank Offered Rate (“LIBOR”) or the Base Rate plus the Applicable Margin (Base Rate and Applicable Margin are defined in the 2010 Credit Agreement).
In June 2012, there was an amendment to the 2010 Credit Agreement which was applicable for the remaining term. The amendment (i) modified the leverage ratio, (ii) authorized the sale of certain Kentucky assets and (iii) allowed for quarterly distributions at specified minimum levels or at higher levels as long as specified liquidity thresholds were maintained. In connection with the amendment, a non-refundable amendment fee was paid to the consenting lenders in an amount equal to 0.50% of their then outstanding loan commitments.
In June 2013, the Partnership closed on $175 million of credit facilities that replaced and was used to pay the 2010 Credit Agreement borrowings in full. These facilities include (i) a first lien credit facility consisting of a $75 million term loan and a $25 million revolver under a financing agreement (the “First Lien Financing Agreement”) and (ii) a second lien credit facility consisting of a $75 million term loan (with an option for an additional $10 million term loan if requested by the Partnership and approved by the issuing second lien lender) under a financing agreement (the “Second Lien Financing Agreement,” and collectively with the First Lien Financing Agreement, the “Financing Agreements”).
The first lien credit facility matures in September 2015 with an option to extend to June 2016, and the second lien credit facility matures in December 2015 with an option to extend to September 2016, if certain conditions are met.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

As of December 31, 2013, the blended cash interest rate for both credit facilities was 9.53%. The Financing Agreements contain customary financial and other covenants, and also preclude making unitholder distributions during the term of the credit facilities. Borrowings under the credit facilities are secured by substantially all of the Partnership’s assets. Proceeds of the credit facilities were used to retire the previous revolving credit line and term loan under the 2010 Credit Agreement, to cash collateralize letters of credit and to pay fees and expenses related to the credit facilities.
As of December 31, 2013, the Partnership was in compliance with all covenants under the terms of the Financing Agreements.
Warrants
In conjunction with the Second Lien Financing Agreement, certain lenders and lender affiliates received warrants entitling them to purchase 1,955,666 common units and 1,814,185 subordinated units at $0.01 per unit of Oxford LP, and 236.208 class B units at $0.01 per unit of Oxford GP (collectively the “Warrants”). The Warrants participate in distributions whether or not exercised. During the five-year term for exercise of the Warrants, the exercise price and number of units will be adjusted for unit splits or reverse splits, such that the economics of the Warrants remain unchanged. The Warrants are freestanding financial instruments, within the scope of ASC 480, Distinguishing Liabilities from Equity, since they are detachable from the Second Lien Financing Agreement. The Warrants, classified as a liability, were recorded at their fair value of $8.0 million at issuance. The Warrants are subsequently marked to fair value with the change in fair value reported in earnings. The fair value assigned to the Warrants at issuance was recorded as a debt discount, reducing the outstanding debt balance. This discount will be amortized through interest expense over the life of the second lien credit facility using the effective interest method. For the year ended December 31, 2013, amortization of the debt discount totaled $1.4 million. There were no such expenses during the years ended December 31, 2012 and 2011. For the year ended December 31, 2013, the fair value of the Warrants decreased $3.3 million. See Note 11.
First Lien Credit Facility
As of December 31, 2013, there was a term loan of $69.3 million outstanding under the first lien credit facility. The Partnership is obligated to make quarterly principal payments of $1.3 million commencing in June 2014, until repayment of the then outstanding balance at maturity. Borrowings on the first lien term loan bear interest at a variable rate per annum equal to, at the Partnership’s option, the London Interbank Offered Rate (“LIBOR”) (floor of 1.5%) plus 6.75% or the Reference Rate (as defined in the First Lien Financing Agreement) (floor of 3.00%) plus 6.25%. As of December 31, 2013, the first lien term loan had a cash interest rate of 8.25%, consisting of LIBOR of 1.5% plus 6.75%.
The first lien credit facility also includes a $25 million revolver under which $19.5 million was outstanding as of December 31, 2013. The revolver bears interest at the same rates as the first lien term loan. As of December 31, 2013, the balance outstanding on the revolver had a weighted average cash interest rate of 8.76%, consisting of either LIBOR of 1.5% plus 6.75% or the Reference Rate of 3.25% plus 6.25%. As of December 31, 2013, there was $5.1 million of borrowing capacity available on the revolver.
The Financing Agreements require mandatory prepayment of principal with proceeds from certain events. During the year ended December 31, 2013, we paid down $5.7 million of the first lien term loan with proceeds from the sale of oil and gas rights in June 2013 and the granting of a pipeline right-of-way to a third party in September 2013.
Second Lien Credit Facility
A portion of the $75 million of principal associated with the term loan issued under the second lien credit facility was allocated to the Warrants in an amount equal to their fair value at issuance of $8.0 million. The value allocated to the Warrants was recorded as a debt discount, with the remaining $67.0 million assigned to the second lien term loan. The debt discount will be amortized to interest expense over the life of the second lien credit facility using the effective interest method.  Amortization of the debt discount totaled $1.5 million for the year ended December 31, 2013.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

The Partnership is obligated to make quarterly principal payments of $0.2 million commencing in June 2014, until repayment of the then outstanding balance at maturity. The second lien term loan bears cash interest at a variable rate per annum equal to, at the Partnership’s option, LIBOR (floor of 1.25%) plus 9.75% or the Reference Rate (as defined in the Second Lien Financing Agreement) (floor of 3.00%) plus 11.75%. As of December 31, 2013, the second lien term loan had a cash interest rate of 11.00%, consisting of LIBOR of 1.25% plus 9.75%.
The second lien credit facility also provides for “PIK Interest” (paid-in-kind interest as defined in the Second Lien Financing Agreement) at the rate of 5.75%. PIK Interest is added quarterly to the then outstanding principal amount of the second lien term loan as additional principal obligations. PIK Interest totaled $2.3 million for the year ended December 31, 2013.
As of December 31, 2013, the outstanding balance on the second lien term loan was $70.8 million. This amount represents the principal balance of $75.0 million, plus PIK Interest of $2.3 million, net of the unamortized debt discount of $6.5 million.
Other Obligations
CONSOL Coal Reserves - In August 2010, Harrison Resources acquired coal reserves from CONSOL Energy, through one of its subsidiaries, in exchange for a down payment of $850 and a note payable in an original face amount of $13,458 that matured three years from the date of issuance to Harrison Resources of the permit to mine such reserves. This note is payable in three annual installments of $5,383, $5,383 and $2,692 commencing with the issuance of such permit in September 2012. This note has no stated interest rate; therefore, the difference between the face amount and the imputed amount was recorded as a discount using an imputed interest rate of 5.5% and is being amortized into interest expense using the effective interest method. As of December 31, 2013 and 2012, the outstanding balance on this note was $2,584 and $7,508, respectively. In September 2014, the outstanding balance on this note was paid in full.
AEP Conesville Coal Preparation Plant - In April 2013, Oxford Conesville, LLC, a subsidiary of the Partnership, acquired the assets of the AEP Conesville coal preparation plant for $488 in cash, a $1,000 note at the rate of 5.00% and the assumption of the reclamation obligation. The note is payable in two installment payments of $500 due on April 5, 2014 and December 31, 2014. In April 2014, the scheduled installment payment was made.
Debt Maturity Table
The total debt of the Company matures as follows:

During the years ending December 31, 2014	$7,901
2015	155,266
$163,167

Deferred Financing Costs
During the year ended December 31, 2013, net deferred financing costs totaling $0.8 million related to the credit facility under the 2010 Credit Agreement were written-off as interest expense and $9.6 million of deferred financing costs related to the new credit facilities under the Financing Agreement were capitalized.  These costs, included in “other long-term assets,” represent fees paid to lenders and advisors and for legal services. Amortization and write-off of deferred financing costs included in interest expense was $3,986, $2,175, and $1,600 for the years ended December 31, 2013, 2012 and 2011, respectively.
Selling, general and administrative expenses for 2013 included $3.1 million of fees paid to lenders and advisors and for legal services related to the refinancing of the Partnership’s credit facility. There were no such expenses during the years ended December 31, 2012 and 2011.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

NOTE 11: FAIR VALUE OF FINANCIAL INSTRUMENTS
We utilize fair value measurement guidance that, among other things, defines fair value, requires enhanced disclosures about assets and liabilities carried at fair value and establishes a hierarchical disclosure framework based upon the quality of inputs used to measure fair value. We have elected not to measure any additional financial assets or liabilities at fair value, other than those required to be recorded at fair value.
The financial instruments measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements as of December 31, 2013
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Warrants:
Oxford GP class B	$—	$—	$(78)
Oxford LP	—	(4,599)
Total warrants	$—	$(4,599)	$(78)

	Fair Value Measurements as of December 31, 2012
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Interest rate swap agreement	$—	$(12)	$—

The interest rate swap agreement matured in the first quarter of 2013.
The Oxford GP class B warrants are fair valued at each balance sheet date using the Black-Scholes model. At December 31, 2013, the fair value of each Oxford GP class B warrant was $330.77, based on the following assumptions: beneficial unit price of $330.78, exercise price of $0.01 per unit, term of 4.5 years, volatility of 80% and a five-year treasury rate of 1.75%.
Oxford GP class B units beneficially share on a pro rata basis the rights and benefits of the Oxford LP common units held by Oxford GP. Accordingly, for the valuation described above the beneficial unit price of such Oxford GP class B units was determined, based on the NYSE Oxford LP Closing Price on the grant date, of their pro rata beneficial share of the Oxford LP units held by Oxford GP.
The Oxford LP warrants are fair valued at each balance sheet date using the Black-Scholes model. At December 31, 2013, the fair value of each Oxford LP warrant was $1.22, based on the following assumptions: spot price of $1.23 per unit, exercise price of $0.01 per unit, term of 4.5 years, volatility of 80% and a five-year treasury rate of 1.75%.
The following methods and assumptions were used to estimate the fair values of financial instruments for which the fair value option was not elected:

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Cash and restricted cash, accounts receivable and accounts payable:  The carrying amount reported in the consolidated balance sheets for cash and restricted cash, accounts receivable and accounts payable approximates fair value due to the short maturity of these instruments.
Derivatives: The fair value of derivatives is established using a discounted cash flow analysis using primarily inputs that can be observed within financial markets, such as LIBOR rates.
Fixed rate debt:  The fair value of fixed rate debt is estimated using discounted cash flow analyses, based on current market rates for instruments with similar cash flows. As such, the fair value of fixed rate debt is considered level 2.
Variable rate debt:  The fair value of variable rate debt is estimated using discounted cash flow analyses, based on our best estimates of market rate for instruments with similar cash flows. As such, the fair value of variable rate debt is considered level 2.
The carrying amounts and fair values of financial instruments for which the fair value option was not elected are as follows:

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt	$3,593	$3,386	$7,527	$7,642
Variable rate debt	159,574	159,574	137,000	137,000

NOTE 12: EQUITY-BASED COMPENSATION
Oxford GP’s Class B Units
In 2010 and 2011, Oxford GP issued to certain senior executive officers forfeitable class B units of Oxford GP. These were one-time issuances and Oxford GP does not intend to issue any additional class B units to any of its senior executive officers or other employees.
These class B units become non-forfeitable over four-year periods at the rate of 25% per year on the first through fourth anniversaries of the date of their issuance, and upon termination of employment of any such senior executive officer the class B units held by him that have not yet become non-forfeitable are forfeited. For these class B units, we recognize equity-based compensation expense over the period that such units become non-forfeitable.
For the years ended December 31, 2013, 2012 and 2011, we recognized equity-based compensation expense with respect to these class B units of $12, $19 and $21, respectively. These amounts are included in selling, general and administrative expenses. As of December 31, 2013 and 2012, $12 and $24, respectively, of expense remained unamortized. We expect to recognize the remaining unamortized expense of $12 using the straight-line method over a remaining weighted average period of one year as of December 31, 2013.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

The following table summarizes additional information concerning Oxford GP’s forfeitable class B units:

	Units	Weighted Average Grant Date Fair Value Per Unit
Forfeitable balance at December 31, 2011	11.193	$6,894
Issued	—	—
Become non-forfeitable	(3.172)	6,763.17
Forfeited	(3.263)	5,983.53
Forfeitable balance at December 31, 2012	4.758	7,636.49
Issued	—	—
Become non-forfeitable	(1.586)	7,636.65
Forfeited	—	—
Forfeitable balance at December 31, 2013	3.172	7,636.41

Oxford LP’s Long-Term Incentive Plan
Under the LTIP, we recognize equity-based compensation expense over the vesting period of the units. These units are subject to conditions and restrictions as determined by our Compensation Committee, including continued employment or service. Historically, these units generally vested in equal annual increments over four years with accelerated vesting of the first increment in certain cases. Beginning in 2012, some of the units granted to executive officers vest based on specified performance criteria.
For the years ended December 31, 2013, 2012 and 2011, we recognized equity-based compensation expense under the LTIP of $1,441, $1,262 and $1,077, respectively. These amounts are included in cost of coal sales and in selling, general and administrative expenses. As of December 31, 2013 and 2012, $2,150 and $1,843, respectively, of cost remained unamortized. We expect to recognize the $2,150 of remaining costs using the straight-line method over a remaining weighted average period of 1.2 years as of December 31, 2013.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

The following table summarizes additional information concerning our unvested LTIP units:

	Units	Weighted Average Grant Date Fair Value Per Unit
Unvested balance at December 31, 2011	80,043	$16.25
Granted	312,138	10.08
Issued	(71,066)	9.68
Surrendered	(63,152)	11.82

Unvested balance at December 31, 2012	257,963	11.67
Granted	438,990	3.98
Issued	(115,883)	5.74
Surrendered	(21,886)	13.59
Unvested balance at December 31, 2013	559,184	6.79

The value of the LTIP units vested during the years ended December 31, 2013, 2012 and 2011 was $963, $944 and $908, respectively.
As of December 31, 2013, 2,056,075 LTIP units were authorized for issuance under the LTIP and 1,064,001 LTIP units remained available to be awarded.  In early 2014, an additional 750,000 LTIP units were authorized and 1,347,502 LTIP units were awarded. Subsequent to these events, 468,148 LTIP units remained available to be awarded, assuming that all grants outstanding are settled with common units without reduction for income tax withholding and that no future forfeitures occur.

NOTE 13: NONCONTROLLING INTERESTS
The following table summarizes the components of noncontrolling interests recorded in members’ (deficit) capital for the periods indicated:

	As of December 31,
	2013	2012
Noncontrolling interests reflected in members' (deficit) capital:
Oxford LP	$(13,460)	$9,593
Harrison Resources	4,969	3,744
Total noncontrolling interests	$(8,491)	$13,337

The noncontrolling interest designated as Oxford LP represents the limited partner interests in Oxford LP represented by common and subordinated unit ownership held at December 31, 2013. The noncontrolling interest designated as Harrison Resources represents the 49% ownership interest in Harrison Resources owned by CONSOL Energy through one of its subsidiaries.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

The following table summarizes net (loss) income attributable to each component of noncontrolling interests for the periods indicated:

	For the Years Ended December 31,
	2013	2012	2011
Net (loss) income attributable to noncontrolling interests:
Oxford LP	$(24,428)	$(26,273)	$(12,816)
Harrison Resources	1,225	755	4,748
	$(23,203)	$(25,518)	$(8,068)

The following table summarizes cash distributions paid by Oxford LP and Harrison Resources, respectively, to non-affiliate noncontrolling interests for the periods indicated:

	For the Years Ended December 31,
	2013	2012	2011
Distributions paid to noncontrolling interests:
Oxford LP	$—	$22,322	$36,107
Harrison Resources	—	—	4,901
	$—	$22,322	$41,008

NOTE 14: WORKERS’ COMPENSATION AND BLACK LUNG BENEFITS
We have no liabilities under state statutes and the Federal Coal Mine Health and Safety Act of 1969, as amended, to pay black lung benefits to eligible employees, former employees and their dependents. Under the Black Lung Benefits Revenue Act of 1977, as amended in 1981, each coal mine operator must pay federal black lung benefits to claimants who are current and former employees and also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to January 1, 1970. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, with neither amount to exceed 4.4% of the gross sales price for the coal. For the years ended December 31, 2013, 2012 and 2011, we recorded $3.2 million, $3.6 million and $4.2 million, respectively, in our cost of coal sales related to this excise tax.
With regard to workers’ compensation, we are insured through state-sponsored programs or an insurance carrier where there is no state-sponsored program.

NOTE 15: RETIREMENT PLAN
We maintain a 401(k) plan for the benefit of our employees. For the year ended December 31, 2013, we did not commit to make an employer contribution to the 401(k) plan and no contribution was made. For the years ended December 31, 2012 and 2011, we committed to and made an employer contribution at 4% of qualified wages totaling $1.9 million and $2.2 million, respectively.
NOTE 16: COMMITMENTS AND CONTINGENCIES
Coal Sales Contracts
The Partnership is committed under long-term contracts to sell coal that meets certain quality requirements at specified prices. Many of these prices are subject to cost pass-through or cost adjustment provisions that mitigate some risk from rising costs. Quantities sold under some of these contracts may vary from year to year within certain limits at

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

the option of the customer or the Partnership. As of December 31, 2013, the remaining terms of these long-term contracts range from one to two years.
The Partnership received a contract termination notice in March 2012 from a customer of its Illinois Basin operations. This contract required the Partnership to supply the customer with 0.8 million tons of coal per year. Absent any termination thereof, the term of the contract continued until December 31, 2015. We believed that this customer’s action was taken in bad faith, motivated by the combination of the price increase that had recently gone into effect and then current coal market conditions. The Partnership filed a lawsuit against the customer for recovery of damages from the wrongful termination, and as of December 31, 2013 the Partnership was continuing discovery in the lawsuit. See Note 20.
Purchase Commitments
From time to time, we purchase coal from third parties in order to meet quality or delivery requirements under our customer contracts. We buy coal on the spot market, and the cost of that coal is dependent upon the market price and quality of the coal. The Partnership previously had a long-term purchase contract for 0.4 million tons of coal per year with a separate supplier who had asserted that the contract had terminated by its terms. The Partnership entered into a settlement agreement with the supplier in February 2013 under which the parties agreed to terminate the contract with the supplier making a one-time payment to the Partnership of $2.1 million, which payment was recorded in “other revenue.”
Transportation
We depend upon barge, rail and truck transportation systems to deliver coal to our customers. The Partnership has a rail transportation contract that currently runs through March 31, 2015.
401(k) Plan
For the year ended December 31, 2013, we made no commitment to fund an employer contribution to our 401(k) plan and no contribution was made. In September 2013, we funded our commitment to our 401(k) plan in the amount of $1.9 million related to the year ended December 31, 2012.
Surety and Performance Bonds
As of December 31, 2013, the Partnership had $37.0 million in surety bonds outstanding to secure certain reclamation costs which were collateralized by cash of $9.6 million. Such cash collateral is included in “other long-term assets” on our consolidated balance sheet and “collateral for reclamation bonds” within financing activities on our consolidated statement of cash flows. Additionally, the Partnership had road bonds totaling $0.6 million and performance bonds totaling $2.1 million outstanding to secure contractual performance. We believe these bonds will expire without any claims or payments thereon and therefore will not have a material adverse effect on our financial position, liquidity or operations.
Legal
From time to time, we are involved in various legal proceedings arising in the ordinary course of business. We accrue for such liabilities when it is probable that future costs (including legal fees and expenses) will be incurred and such costs can be reasonably estimated. Accruals are based on developments to date; management’s estimates of the outcomes of these matters; our experience in contesting, litigating and settling similar matters; and any related insurance coverage. While the ultimate outcome of these proceedings cannot be predicted with certainty, we accrued $220 to resolve various claims in 2012. As of December 31, 2013 and 2012, the total legal accrual is $220. We subsequently accrued an additional $650 to resolve various claims in the second quarter of 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Guarantees
Oxford GP and Oxford LP guarantee certain obligations of their subsidiaries. We believe that these guarantees will expire without any liability to the guarantors, and therefore will not have a material adverse effect on our financial position, liquidity or operations.

NOTE 17: CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS
We have a credit policy that establishes procedures to determine creditworthiness and credit limits for customers. Generally, credit is extended based on an evaluation of the customer’s financial condition. Collateral is not generally required, unless credit cannot be established.
We market our coal principally to electric utilities, electric cooperatives, municipalities and industrial customers in Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. As of December 31, 2013 and 2012, accounts receivable from electric utilities totaled $19.6 million and $12.6 million, respectively, or 75.9% and 63.6% of total receivables, respectively. The following table shows the amount of sales to each customer (in each year where applicable, a “Major Customer”) which individually accounted for greater than 10% of sales in any of the years ended December 31, 2013, 2012 and 2011, with a portion of these sales being facilited by coal brokers.

	Revenues for the Year Ended December 31,
Customer	2013	2012	2011
	(in millions)
American Electric Power	$146.3	$128.8	$139.7
First Energy	69.2	85.8	58
East Kentucky Power Cooperative	41.4	56.6	43.7
Big Rivers Electric	*	*	44
*Sales to this customer were less than 10% in the respective year.
Three Major Customers in 2013 and 2012, in the aggregate, represented 74.1% and 72.6%, respectively, of the total sales in the applicable year, and four Major Customers in 2011, in the aggregate, represented 71.3% of the total sales in that year. Three of the Major Customers in each of 2013 and 2012, in the aggregate, represented 81.5% and 67.9% of the outstanding accounts receivable at December 31, 2013 and 2012, respectively.

NOTE 18: RELATED PARTY TRANSACTIONS
We sell clay and small quantities of coal to Tunnell Hill Reclamation, LLC (“Tunnell Hill”), a company that is indirectly owned by Mr. C. Ungurean, Mr. T. Ungurean, and affiliates of AIM Oxford. We sold equipment to Tunnell Hill for $877 in 2012. Sales to Tunnell Hill were $385, $205 and $1,525 for the years ended December 31, 2013, 2012 and 2011, respectively. Accounts receivable from Tunnell Hill were $83 and a de minimis amount for the years ended December 31, 2013 and 2012, respectively.
From time to time for business purposes, we charter the use of various airplanes from Zanesville Aviation located in Zanesville, Ohio. Additionally, an affiliate of C&T owns an airplane that it leases to Zanesville Aviation and Zanesville Aviation uses that airplane in providing charter services to its customers, including us at times. During the years of 2013, 2012 and 2011, we paid Zanesville Aviation an aggregate of $97, $146 and $178, respectively.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

NOTE 19: SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information:

	For the Year Ended December 31,
	2013	2012	2011
Cash paid for:
Interest	$12,258	$10,739	$6,976
Non-cash activities:
Coal reserves acquired with debt	—	307	—
Property and equipment acquired with debt	1,000	—	—
Reclamation and mine closure expenses capitalized in mine development	8,927	16,011	12,278
Value of debt assigned to warrants	8,012	—	—
Market value of vested LTIP units	330	849	2,055
Market value of Oxford GP class B units becoming non-forfeitable	2	12	11

NOTE 20: SUBSEQUENT EVENTS
Coal Supply Agreement Litigation Settlement
In March 2012, a customer of the Partnership’s Illinois Basin operations terminated a coal supply agreement under which the Partnership was to supply 800,000 tons of coal per year for the next four years through the end of 2015. The Partnership initiated and aggressively pursued litigation to recover damages from the wrongful termination. In July 2014, the Partnership entered into a settlement agreement with the customer under which the customer agreed to pay the Partnership $19.5 million to compensate for lost profits on coal sales to the customer due to the termination. We believe this settlement amount, which was paid to us in August 2014, substantially compensates the Partnership for the damages incurred due to the wrongful termination. Under the First Lien Financing Agreement, we were required to apply all of those proceeds in excess of the $1.9 million of recovered litigation and other related costs to prepayment of our first lien term loan. However, we were able to amend the First Lien Financing Agreement at that time to allow us to retain an additional $5.0 million of the settlement proceeds. In conjunction with executing the amendment, we incurred $0.4 million in debt amendment costs recorded in “other long-term assets,” which costs will be amortized over the life of our first lien credit facility. Accordingly, out of these settlement proceeds, the Partnership made a prepayment of principal on the first lien debt totaling $12.6 million. The $6.9 million in remaining settlement proceeds have been retained and enhance our liquidity.
Harrison Resources Redemption
In early October 2014, Oxford Mining entered into a membership interest redemption agreement with Harrison Resources and CONSOL of Ohio LLC (“CONSOL”) under which Harrison Resources redeemed all of CONSOL’s interest in Harrison Resources. Harrison Resources had been a joint venture owned 51% by Oxford Mining and 49% by CONSOL, and as a result of the redemption Oxford Mining owns 100% of Harrison Resources. In connection with the redemption, Harrison Resources acquired 0.9 million tons of coal reserves from a CONSOL affiliate, and also options to purchase an aggregate of 5.6 million additional tons of coal reserves from a CONSOL affiliate. These tons are in addition to the 1.7 million tons of coal reserves already owned by Harrison Resources. Harrison Resources paid total consideration of $3.6 million in these transactions. These transactions were effective as of October 1, 2014.

OXFORD RESOURCES GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for unit and per unit data)

Westmoreland Transactions
On October 16, 2014, Westmoreland Coal Company (“Westmoreland”) and the Company announced that Westmoreland will acquire Oxford GP and contribute certain royalty bearing coal reserves to Oxford LP in return for a specified number of Oxford LP’s common units. As a result, Oxford LP intends to resume quarterly distributions at $0.20 per common unit (after a 12-to-1 reverse split) and refinance its existing credit facilities on better terms, including terms that allow for distributions to unitholders and an additional credit capacity to fund future acquisitions. There will also be a one-time special distribution to the common unitholders of Oxford LP excluding AIM, C&T, the holders of the Warrants, the holders of units granted under the LTIP which have accelerated vesting by reason of the Westmoreland transactions and Westmoreland. The distribution will be made to such common unitholders, on a pro rata basis, and will consist of an approximately 25% “unit dividend” of an aggregate of 202,184 additional post-reverse split common units. Certain lenders have agreed to provide the new credit facility to the Partnership that will refinance all of its existing debt on that basis. Following these transactions, Oxford LP will continue to operate as a stand-alone, publicly-traded master limited partnership (MLP) and Westmoreland will own 77% of Oxford LP’s fully diluted limited partner interests.
The transactions involving Oxford LP must be approved by a majority of its outstanding common units that are not owned by Oxford GP and its affiliates and by a majority of the outstanding subordinated units. Oxford LP has filed a proxy statement with the SEC for review and it is anticipated that the unitholder vote will be held in December 2014. Upon receiving unitholder approval, all of the transactions are expected to be closed concurrently with the debt refinancing. It is anticipated that the transactions will be completed during the fourth quarter of 2014.